Exhibit 5.1

September 27, 2007

Brownstein Hyatt Farber Schreck, P.C.

300 South Fourth Street, Suite 1200

Las Vegas, Nevada 89101-6020

T 702.382.2101 F 702.382.8135

Wynn Resorts, Limited

3131 Las Vegas Boulevard South

Las Vegas, Nevada 89109

Ladies and Gentlemen:

We have acted as special Nevada counsel to Wynn Resorts, Limited, a Nevada corporation (the “Company”), in connection with the filing by the Company of a Registration Statement on Form S-3 (the “Registration Statement”) with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”), relating to the registration, and the sale from time to time, by the Company of an unspecified number of shares of the Company’s common stock, par value $0.01 per share (the “Common Stock”).

For the purpose of rendering this opinion, we have examined originals, or copies certified or otherwise identified to our satisfaction as being true copies, of such records, documents, instruments and certificates as, in our judgment, are necessary or appropriate to enable us to render the opinions set forth below, including, but not limited to, the following:

(a) the Registration Statement and the related form of prospectus included therein;

(b) the Company’s articles of incorporation and bylaws, each as amended to date (the “Governing Documents”);

(c) such corporate records and proceedings, minutes, consents, actions and resolutions of the board of directors of the Company as we have deemed necessary, including those relating to the registration of the shares of Common Stock and the filing of the Registration Statement; and

(d) a Certificate of Existence with Status in Good Standing, issued by the Nevada Secretary of State as of September 25, 2007, with respect to the good standing of the Company in Nevada on that date.

In our capacity as such counsel, we are familiar with the proceedings taken and proposed to be taken by the Company in connection with the authorization, issuance and sale of the Common Stock by the Company, as referenced in the Registration Statement.

We have made such legal and factual examinations and inquiries as we have deemed necessary or appropriate for the purposes of this opinion. We have also obtained from officers and agents of the Company and from public officials, and have relied upon, such certificates, representations and assurances as we have deemed necessary and appropriate for the purpose of this rendering this opinion.

Without limiting the generality of the foregoing, in our examination, we have, with your permission, assumed without independent verification, that (i) all agreements relating to the underwriting or disposition of shares of Common Stock (“Agreements”) will be duly authorized, executed and delivered by the Company, (ii) the obligations of each party set forth in any Agreements will be its valid and binding obligations, enforceable in accordance with their respective terms; (iii) no shares of Common Stock will be issued in violation or breach of, nor will such issuance result in a default under, any agreement or instrument that is binding upon the Company, or any requirement or restriction imposed by any governmental or regulatory agency, authority or body; (iv) the Company will, from time to time, take all corporate action necessary for the authorization, issuance and sale of the shares of Common Stock, and the shares of Common Stock will be issued and sold, in compliance with all applicable laws and the Governing Documents in effect on all relevant dates, and all stock certificates will have been properly signed, registered and delivered, as necessary (collectively, the “Corporate Proceedings”); (v) upon issuance of the shares of Common Stock, the total number of shares of Common Stock issued and outstanding will not exceed the number the Company is then authorized to issue under its articles; (vi) each natural person executing a document has sufficient legal capacity to do so; (vii) all documents submitted to us as originals are authentic, the signatures on all documents that we examined are genuine, and all documents submitted to us as certified, conformed, photostatic, electronic or facsimile copies conform to the original document; and (viii) all corporate records made available to us by the Company and all public records we have reviewed are accurate and complete.

We are qualified to practice law in the State of Nevada. The opinions set forth herein are expressly limited to the effect of the general corporate laws of the State of Nevada as in effect as of the date hereof and we do not purport to be experts on, or to express any opinion herein concerning, or to assume any responsibility as to the applicability to or the effect on any of the matters covered herein of, the laws of any other jurisdiction or, in the case of Nevada, any other laws, including any matters of municipal law or the laws of any local agencies within any state. We express no opinion concerning, and we assume no responsibility as to laws or judicial decisions related to, or any orders, consents or other authorizations or approvals as may be required by, any federal laws or regulations, including any federal securities laws or regulations, or any state securities or “blue sky” laws or regulations.

Based on the foregoing, and in reliance thereon, and having regard to legal considerations and other information that we deem relevant, we are of the opinion that:

1. The Company is duly incorporated and validly existing as a corporation in good standing in the State of Nevada.

2. When all Corporate Proceedings have been taken and completed, and the Company has received payment in full of all consideration prescribed by any Agreement and authorized by such Corporate Proceedings, the shares of Common Stock will be validly authorized, issued, fully paid and non-assessable.

This opinion letter is rendered as of the date first written above and we disclaim any obligation to advise you of facts, circumstances, events or developments which hereafter may be brought to our attention and which may alter, affect or modify the opinion expressed herein. Our opinion is expressly limited to the matters set forth above and we render no opinion, whether by implication or otherwise, as to any other matters relating to the Company or the Common Stock.

We consent to your filing this opinion as an exhibit to the Registration Statement and to the reference to our firm contained under the heading “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Act, the rules and regulations of the Commission promulgated thereunder, or Item 509 of Regulation S-K.

Very truly yours,

/s/ BROWNSTEIN HYATT FARBER SCHRECK, P.C.